                                                                  Exhibit 4.(a)8

    Letter Agreement dated May 28, 2003, by and among the Registrant, Inovia Telecoms Limited, Lightscape Networks Limited, InnoWave ECI Wireless Systems
           Limited, ECI Telecom-NGTS Limited, Enavis Networks Limited,
                Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M.

================================================================================
[ECI TELECOM LOGO]
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To:    Bank Hapoalim B.M.
       41-45 Rothschild Boulevard
       Tel Aviv

       Attention: Doron Klausner

To:    Bank Leumi Le-Israel B.M.
       32 Yehuda Halevi Street
       Tel Aviv

       Attention: Dr. David Erlich

28 May, 2003

Dear Sirs

Facility Agreement dated 5 February, 2001 between, inter alia, ECI Telecom Ltd., Bank Leumi Le-Israel B.M. ("BLL") and Bank Hapoalim B.M. ("BP") (as amended) (the "Facility Agreement")


1. We refer to our recent discussions concerning: (i) an amendment to the Facility Agreement; and (ii) outstanding short-term loans advanced to us by BP not pursuant to the Facility Agreement (the "Short Term Loans").

     Any capitalised term used but not defined herein shall bear the meaning ascribed to such term in the Facility Agreement.

     The following sets out certain agreements between us which are operative immediately either as amendments to the Facility Agreement (where applicable) or otherwise, as well as the agreed principles of certain terms which, as stated therein, are intended (together with other terms) to be reflected in an amended and restated Facility Agreement ("the Amendment Agreement"), such Amendment Agreement to be the subject of negotiations between us with a view to its execution and closing on or prior to 30 June 2003. All terms herein which do not state that they are conditional on signature and closing of the Amendment Agreement are operative immediately. It is intended that the Amendment Agreement would also reflect the amendments of the Facility Agreement included herein and operative immediately as aforesaid, but such amendments shall remain operative and in full force and effect, whether or not the Amendment Agreement is signed and closed and whether or not such terms are reflected in an Amendment Agreement which is signed and closed (unless otherwise agreed therein).

2.   On May 29, 2003:

     (a) we shall make a payment of $38,166,672 (thirty eight million, one hundred and sixty six thousand, six hundred and seventy two US Dollars) ($19,083,336 (nineteen million, eighty three thousand, three hundred and thirty six US Dollars) to each of BLL and BP) in repayment of principal of the Loan such that the outstanding principal of the Loan shall thereupon become $100,000,000 (one hundred million US Dollars) ($50,000,000 (fifty million US Dollars) to each of BLL and BP);

     (b) we shall make a payment of $13,000,000 (thirteen million US Dollars), being the outstanding aggregate principal of the Short Term Loans and all interest accrued thereon in full and final repayment of the outstanding Short Term Loans;

     (c) in addition to the payment of principal pursuant to paragraph 2(a) above, we shall pay to BLL and BP the interest due on that payment under the Facility Agreement for the period up to May 29, 2003 (and not paid).

3. (a) On June 30, 2003, we shall repay such of the outstanding Loan at that time in order that the outstanding principal of the Loan shall be $60,000,000 (sixty million US Dollars) ($30,000,000 (thirty million US Dollars) to each of BLL and BP).

     (b) Further, in addition to the payment of principal pursuant to paragraph 3(a) above, we shall pay on June 30, 2003 the interest due on the Loan under the Facility Agreement on that date.

4. Any amounts of the Loan prepaid hereunder, shall be applied pro-rata against all future repayment instalments due pursuant to clause 5.1 of the Facility Agreement, provided that upon reduction of the outstanding principal of the Loan to $60,000,000 (sixty million US Dollars) in accordance with paragraph 3(a) above, the balance of the principal of the Loan shall be paid in equal instalments of $7,500,000 (seven million five hundred thousand US Dollars), at the end of each calendar quarter, beginning with the calendar quarter ending on March 31, 2004 and ending with the calendar quarter ending on December 31, 2005. It is expressly agreed, for the removal of doubt, that the aforegoing provisions of this paragraph 4 shall not derogate from the rights of BLL and BP under the Facility Agreement.

5.   (a)  Subject to full payment by us of the amounts due under  paragraphs
          2 and 3 above, the following short term cash credit facilities, under which any credit granted will be repayable by no later than one year from the date that the outstanding principal of the Loan was reduced to $60,000,000 (sixty million US Dollars) (i.e., no later than June 30, 2004) (unless extended by the relevant lender), will be provided to us:

          BP:  $15,000,000 (fifteen million US Dollars)

          BLL: $15,000, 000 (fifteen million US Dollars)

          provided that:

          (i) the provision of the short term cash credit facilities by each of BLL and BP shall be subject to agreement on the specific terms thereof between us and such bank; and

          (ii) the amount of the short term cash credit facility specified above with respect to BLL (if provided by BLL as aforesaid) ("the BLL Short Term Amount") shall be reduced by the aggregate amount of short term cash credit facilities made available to us from time to time by any bank or financial institution, other than BP or BLL and we shall advise BLL promptly upon such facilities becoming available to us, from time to time. Accordingly, for example, in the event that the First International Bank of Israel Ltd. ("FIBI") provides us with a short term cash credit facility of $10,000,000 (ten million US Dollars) (and there shall have been no previous reduction in the BLL Short Term Amount), then, without derogating from proviso (i) above, the short term cash credit facilities to be provided will be as follows (instead of the amounts specified in this paragraph 5 above):

                            BP:      $15,000,000 (fifteen million US Dollars)

                            BLL:     $5,000,000 (five million US Dollars)

                            FIBI:    $10,000,000 (ten million US Dollars).

     (b) Notwithstanding the provisions of proviso (a)(ii) above, but without derogating from proviso (a)(i) above, in no event shall the BLL Short Term Amount be reduced to less than the amount of the FIBI Prepayment (as that term is defined in paragraph 7(d) below) and if the FIBI
          Prepayment shall be made after the BLL Short Term Amount has been reduced below the amount of the FIBI Prepayment, then (subject to the one-year limit specified in paragraph 5(a) above) the BLL Short Term Amount shall be increased so as to be equal to the FIBI Prepayment.

     (c) It is expressly agreed, for the removal of doubt, that if BLL shall have actually advanced funds to us within the framework of the said short term cash credit facility and another bank or financial institution subsequently makes short term cash credit facilities available to us, we shall immediately repay to BLL the amount of the advance made by BLL to the extent necessary to achieve the appropriate reduction, as determined according to paragraphs (a) and (b) above.

     (d) References in proviso (a)(ii) of this paragraph 5 and paragraph 5(c) above to "short term cash credit facilities" shall mean any cash credit facilities other than those provided pursuant to the Facility Agreement (credit provided by FIBI pursuant to paragraph 7(d) below being deemed facilities provided pursuant to the Facility Agreement).

6.   As security for:

     (a) the short term cash credit facilities to be provided by BLL, BP and FIBI (if provided) pursuant to paragraph 5 above, as extended (if extended) by the relevant lender;

     (b) the Loan advanced pursuant to the Facility Agreement (in addition to the securities already provided for the Loan); and

     (c) all outstanding off-balance sheet items provided by BP and BLL from time to time (including such items already provided on the date hereof),

     we shall, on signature hereof, create a floating charge in favour of The Bank Leumi Le-Israel Trust Company Ltd. ("the Trust Company") as Collateral Agent in the form of Attachment A hereto (the "Floating Charge"). Upon signature of the Floating Charge, the amount of $20,000 (twenty thousand US Dollars) specified in clause 10.8 of the Facility Agreement is hereby increased to $22,000 (twenty-two thousand US Dollars). We understand that a new intercreditor agreement ("the New Intercreditor Agreement") will have to be entered into between BP, BLL and the Trust Company to deal with the Floating Charge and the rights of the creditors secured under the Floating Charge. The New Intercreditor Agreement shall not contain any provisions regarding, inter alia, the status of additional creditors entitled to the benefit of the Floating Charge that conflict with those specifically provided for in this letter agreement.

     The parties to the New Intercreditor Agreement shall agree a mechanism whereby a creditor will release its interest in the Floating Charge provided that all of the outstanding cash credit (long term and short term) owed to that creditor has been repaid and that the total value of the off balance sheet items issued by such creditor and outstanding do not exceed $10,000,000 (ten million US Dollars), provided that we shall provide alternative securities in the form of pledged cash deposits or bank guarantees (from banks and in a form acceptable to such creditor) or such other securities to the full satisfaction of such creditor to secure the outstanding off balance sheet items and provided always that the creation by us of any Encumbrance (including the pledging of cash deposits or the giving of such other securities as aforesaid) in favour of such creditor shall require the prior written consent of BLL and BP. Should we create such Encumbrance in favour of BLL or BP, then only the consent of the other bank shall be required. The provisions of this paragraph 6 do not derogate from the provisions of paragraph 8 below. For the purpose of this paragraph 6, "off balance sheet items" or "off-balance sheet facilities" shall mean all banking facilities other than cash credit facilities and the value of such items or facilities shall be determined according to the exposure of the issuing bank in connection therewith, as determined by that bank.

7.   (a)  For the purpose of this  letter  agreement,  the term  "additional
          credit   facilities"   shall  mean  all  cash  credit  facilities  and
          off-balance sheet facilities provided other than pursuant to the Facility Agreement.

     (b) Any bank (an "Additional Lender") providing us with additional credit facilities of $8,000,000 (eight million US Dollars) or more, of which at least $3,000,000 (three million US Dollars) is by way of cash credit facilities, may (subject to paragraph 7(c) below) take the benefit of the Floating Charge as security for such additional credit facilities, subject to such bank becoming a party to the New Intercreditor Agreement, it being agreed that such additional credit facilities and cash credit facilities shall include such facilities provided prior to the Additional Lender becoming a party to the Floating Charge and still outstanding at that time and it being noted that the only Additional Lender to date is FIBI.

     (c) The New Intercreditor Agreement will provide, inter alia, that a creditor secured under the Floating Charge shall only be entitled to:

          (i) benefit from the proceeds of any enforcement of the Floating Charge if we shall at such time have facilities outstanding in excess of $3,000,000 (three million US Dollars) from such creditor and the other relevant terms and conditions of the Intercreditor Agreement shall have been fulfilled; and

          (ii) trigger enforcement of the Floating Charge if we shall have at such time facilities outstanding in excess of $5,000,000 (five million US Dollars) from such creditor or group of creditors and such outstanding facilities shall constitute or include either:
               (1) 331/3% of the total of the aggregate of the additional credit facilities held by us at that time as well as 331/3% of the aggregate cash credit facilities included in the additional credit facilities held by us at that time; or (2) 331/3% of the aggregate of all credit facilities held by us at that time.

     (d) In the event that FIBI provides us, by no later than August 15, 2003, with new credit of $5,000,000 (five million US Dollars) or more, upon the same repayment terms as those provided in the Facility Agreement, FIBI shall be entitled to share, on a pari passu basis, in the benefit of the security interests created pursuant to the Facility Agreement upon becoming a party to the Facility Agreement and to the intercreditor agreement currently in force between BLL, BP and the Trust Company and governing, inter alia, the realisation of securities relating to the Loan. Upon FIBI providing said new credit, we shall pay such amount to BLL (as a prepayment under the Facility Agreement which shall be applied pro-rata to all future Repayment Installments payable thereunder) in prepayment of outstanding principal of the Loan owing to BLL ("the FIBI Prepayment").

8. (a) We shall be entitled to pledge cash deposits, notwithstanding the terms of the Floating Charge, in order to secure buyers' credit (including, inter alia, interbank lines of credit) and discounting of receivables, invoices, bills or notes or of other similar financial assets, provided that:

          (i) the extent of the security for any such transaction shall not exceed thirty per cent (30%) of the value of such transaction; and

          (ii) the aggregate amount secured by such securities pledged by us shall not exceed $12,000,000 (twelve million US Dollars).

     (b) The parties agree that any party may request that the limit specified in subparagraph (a) (ii) above be renegotiated as part of the negotiations relating to the Amendment Agreement. If a revised limit is agreed, it shall be reflected in the Amendment Agreement.

     (c) BLL and BP shall procure that the Collateral Agent under the Floating Charge shall issue notices pursuant to clauses 1.1.3, 1.1.4 and 1.1.12 of the Floating Charge as shall be appropriate, having regard to the provisions of the Facility Agreement, the Security Documents and this letter agreement, upon our written request or the written request of BLL and BP. It is understood that the Encumbrances referred to in paragraph 6 above and the pledge of cash deposits referred to in paragraph 8(a) above are intended to be "Excluded Security Interests" and the liabilities secured thereby are intended to be "Excluded Liabilities" for the purposes of the Floating Charge. On the written request of BLL or BP from time to time, we shall furnish the requesting bank with documentation and information necessary to ascertain that the pledge of cash deposits referred to in paragraph 8(a) above is in accordance with the provisions and limitations specified in that sub-paragraph. It is understood further that the Encumbrances created prior hereto to secure our liabilities under the Facility Agreement are "Excluded Security Interests" for the purposes of the Floating Charge.

9. (a) Upon signature of this letter agreement the Facility Agreement shall be deemed amended so as to reflect the provisions hereof which relate to the subject-matter of the Facility Agreement and are not conditional on the signature and/or closing of the Amendment Agreement and so that the Floating Charge shall constitute a "Security Document" and a "Finance Document", within the meaning of those terms in the Facility Agreement and all representations, warranties, undertakings and other provisions of the Facility Agreement relating to Security
          Documents and/or Finance Documents shall relate to the Floating Charge, subject to any disclosures previously made in writing to BLL, BP or the Collateral Agent.

     (b) Our obligations and undertakings hereunder shall be deemed obligations and undertakings given by us under the Facility Agreement and any breach of any such obligation or undertaking shall constitute an Event of Default within the meaning of the term in the Facility Agreement.

10. We undertake that from the date of signature hereof , the accumulated aggregate amount of all credit facilities provided to us by all banks and financial institutions and outstanding shall not exceed $250,000,000 (two hundred and fifty million US Dollars).

11. In consideration for our undertakings herein and subject to the full and timely payment of the amounts due pursuant to paragraphs 2 and 3 above, the Financial Undertakings shall be amended, in their entirety, as follows (effective upon June 30, 2003 ):

     (a) the ratio of Tangible Equity to Total Liabilities shall continue to be no less than 1:1;

     (b) for the year 2003, there shall be no minimum requirement for the ratio of EBITDA to Debt Service;

     (c) for the first, second and third quarters in the year 2004, the ratio of EBITDA to Debt Service shall be no less than 1:1, 1.1:1 and 1.15:1 respectively. For each quarter thereafter, commencing the fourth quarter of the year 2004, the ratio of EBITDA to Debt Service shall be no less than 1.2:1;

     (d) for the year 2003, there shall be no minimum requirement for the ratio of EBITDA to Borrowings. Thereafter, on every Ratio Determination Date, the ratio of EBITDA to Borrowings shall be no less than 1:5;

     (e) the ratio of Current Assets to Current Liabilities shall be no less than 1.5:1;

     (f) for the year 2003 and the first three quarters of 2004, we shall maintain a positive quarterly cash flow (on an accumulated basis commencing 1 January 2003) from operations, provided that failure to do so during the year 2004 shall not constitute a default under the Facility Agreement, if the following condition is fulfilled on the relevant Ratio Determination Date:

          The ratio of A:B shall be at least 1.7:1, where:

          A is the total of cash, cash equivalents, short term investments, inventories and trade receivables; and

          B is the total of short term credit (excluding current maturity of long term debt from banks) plus trade payables;

     (g) we shall at all times maintain cash balances (cash, cash equivalents and short term investments, but excluding pledged cash deposits (other than the cash deposit in the amount of $8,300,000 (Eight Million Three Hundred Thousand US Dollars) pledged in favour of BP to secure the Ji-tong transaction), pledged cash equivalents and pledged short term investments) at banks and financial institutions in an aggregate amount of at least (i) $15,000,000 (fifteen million US Dollars) plus the aggregate of all outstanding cash credit facilities owing by us, or (ii) 150% of the aggregate of all outstanding cash credit facilities owing by us, whichever of (i) and (ii) is the lower.

     All Financial Undertakings shall be inclusive of us and all entities included in our consolidated financial statements, except Ectel.

12. It is intended that the Amendment Agreement (if signed) will include a provision, whereby BLL and BP shall each agree to make available to us up to an additional $15,000,000 (fifteen million US Dollars) as a supplement to the existing long term Loan, on the terms and conditions of the Facility Agreement, provided that we and BLL and BP shall have reached an agreement on the terms and conditions of such additional financing, including, but not limited to, the availability period and additional financial covenants relating thereto and the Amendment Agreement, including such agreement, is signed and closed. Such additional financing shall be repaid in instalments to be paid at the same time as the scheduled repayments of the existing long term Loan under the Facility Agreement.

13. We shall procure that, from 30 June 2003 , our three subsidiaries in Germany, France and England do not:

     (a) borrow from all banks and financial institutions an aggregate amount in excess of $5,000,000 (five million US Dollars) (including amounts already borrowed prior to that date) each (i.e., each subsidiary); or

          (Two) pledge assets securing more than $7,500,000 in the aggregate (seven million five hundred thousand US Dollars) (including amounts already so secured by that date) (i.e. taking the three subsidiaries together).

          We confirm that, as of the date hereof, the subsidiaries meet the limits specified in (a) and (b) above. On 30 June, 2003, and thereafter, at your request from time to time, we shall provide you with written confirmation of the precise amounts of the borrowings and of the value of the assets pledged by the subsidiaries, so as to verify compliance with the limits specified in (a) and (b) above.

14. Subject to the amendments of the Facility Agreement pursuant hereto, the Facility Agreement as amended previously hereto shall remain valid, binding and in full force.

15. Paragraphs 10, 11 and 13 of this letter agreement shall no longer apply following full and final payment of all amounts due under the Facility Agreement.

Yours faithfully

for and on behalf of
ECI Telecom Ltd.

Agreed.

for and on behalf of
Inovia Telecoms Limited

By: /s/ S. Gitlin
    -----------------------------

Title:
       --------------------------


for and on behalf of                            for and on behalf of
Lightscape Networks Limited                     Innowave ECI Wireless Systems
                                                Limited

By: /s/ S. Gitlin                               By: /s/ S. Gitlin
    ------------------------------                  ----------------------------
Title:                                          Title:
      ----------------------------                    --------------------------

for and on behalf of                            for and on behalf of
ECI Telecom-NGTS Limited                        Enavis Networks Limited

By: /s/ S. Gitlin                            By: /s/ S. Gitlin
    ------------------------------               ----------------------------

Title:                                          Title:
      ----------------------------                    --------------------------


Acknowledged and agreed


/s/ T. Cohen  /s/ A. Betar                      /s/ S. Zeitak  /s/ Danny Shapira
----------------------------------              --------------------------------
for and on behalf of                            for and on behalf of
Bank Hapoalim B.M.                              Bank Leumi Le-Israel B.M.